Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-126811

February 14, 2007

Barclays iPath ETNs: Time to Discover Oil?

Oil is back in the headlines, is it time to make an energy play?

Consider OIL

iPATHSM GOLDMAN SACHS CRUDE OIL TOTAL RETURN INDEX EXCHANGE TRADED NOTE (ETN) - TICKER:OIL

The iPathSM Goldman Sachs Crude Oil Total Return Index Exchange Traded Note (ETN) from Barclays offers investors a cost-effective and tax-efficient investment in crude oil as measured by the Goldman Sachs Crude Oil Total Return Index.

iPath Exchange Traded Notes (ETNs) are unsecured debt securities issued by Barclays Bank PLC that are linked to the total return of a market index. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or early redemption1, based on the performance of the index less investor fees.

For more information, visit www.iPathETN.com.

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Investors may redeem at least 50,000 units of the iPathSM Goldman Sachs Crude Oil Total Return Index ETN on a weekly basis directly to the issuer, Barclay Bank PLC, subject to the procedures described in the relevant prospectus.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The return on the Securities is linked to the performance of a market index. Historical values of the index or any index component should not be taken as an indication of the future performance of the index during the term of the Securities.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A., assists in the promotion of iPath Exchange Traded Notes. Barclays Global Investors, N.A., and Barclays Capital Inc., are affiliates of Barclays Bank PLC.

Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, and illiquidity. Also, the investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. Sales in the secondary market may result in significant losses.

The Securities may be sold throughout the day on the exchange through any brokerage account. However, there are restrictions on the minimum number of Securities you may redeem directly from the Issuer, and on the dates on which you may redeem them, as specified in the applicable prospectus. Brokerage commissions will apply to purchases and sales of the Securities in the secondary market. The sale, redemption or maturity of the Securities will generate tax consequences. The trading prices of the Securities will reflect changes in their intrinsic value as well as market supply and demand, among other factors. Factors that may influence the market value of the Securities include the time remaining to the maturity of the Securities; supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any other market maker; economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the index or the market price of the index components; or the creditworthiness of Barclays Bank PLC.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. Your investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors. The market value of the Securities may be influenced by many unpredictable factors, including highly volatile commodities prices. Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of your securities. Changes in the Treasury Bill rate of interest may affect the value of the index and your Securities.

Trading in futures contracts on physical commodities, including trading in the index components is speculative and can be extremely volatile. Market prices of the index components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways, and different factors may cause the prices of the index components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

Barclays Bank PLC and its affiliates, including Barclays Global Investors, N.A. and its affiliates and Barclays Capital Inc. and its affiliates, do not provide tax advice. Please note that (i) any discussion of US tax matters contained in this communication (including any attachments) cannot be used by you for the purpose of avoiding tax penalties; (ii) this communication was written to support the promotion or marketing of the matters addressed herein; and (iii) you should seek advice based on your particular circumstances from an independent tax advisor.

iPath ETNs provide a tax-efficient means to invest in the performance of various market indexes. iPath ETNs should be treated for tax purposes as prepaid contracts with respect to the relevant index, which means that if so treated an investor will only recognize capital gain or loss upon the sale, redemption or maturity of their iPath ETN, unlike mutual funds that may be required to make capital gain distributions to shareholders. iPath ETNs will not make capital gain or income distributions, ensuring investors control over the timing of taxable events related to their investment in iPath ETNs. The foregoing paragraph is not intended to serve as a complete description of the tax treatment of the iPath ETNs. For a more complete description, please see the description of the U.S. federal income tax treatment of iPath ETNs in Barclays Bank PLC’s public filings.

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors; further iPath ETNs do not charge sales loads. Buying and selling iPath ETNs will result in brokerage commissions, but the savings from potentially lower investor fees can help offset these costs. iPath ETNs can also provide a means to invest in these markets without committing resources to managing a portfolio of securities or derivatives.

Goldman Sachs, GSCI®, GSCI® Index, GSCI® Total Return Index, Goldman Sachs Crude Oil Total Return Index and Goldman Sachs Commodity Index are trademarks or servicemarks of Goldman, Sachs & Co. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The Securities are not sponsored or endorsed by Goldman, Sachs & Co or any of its affiliates (individually and collectively, “Goldman”). The Securities are not sold by Goldman, Sachs & Co. other than in its capacity as a dealer of the Securities. Goldman makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Goldman Sachs Commodity Index or any of its subindexes to track general commodity market performance.

© 2007 Barclays Global Investors, N.A. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. 4057-iP-0207

Not FDIC Insured · No Bank Guarantee · May Lose Value

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